Exhibit 99.1

ASCO Abstract No. 2021

EMBARGOED UNTIL SATURDAY, MAY 30, 2009 at 8:00 a.m. EDT

Pfizer and Celldex Therapeutics Present Update on CDX-110 (PF-04948568) Phase 2 Brain Cancer Studies at 45th Annual ASCO Meeting

-                    Updated follow-up of time to progression and overall survival reported from Phase 2 clinical trials with CDX-110 (PF-04948568) and temozolomide  -

ORLANDO—(Business Wire)—May 30, 2009— Pfizer (NYSE: PFE) and Celldex Therapeutics (NASDAQ: CLDX) today announced the presentation of updated data from two clinical trials of CDX-110 in newly-diagnosed glioblastoma multiforme (GBM) at the 45th Annual Meeting of the American Society of Clinical Oncology (ASCO). CDX-110, an investigational immunotherapeutic vaccine that targets the tumor-specific molecule, epidermal growth factor receptor variant III (EGFRvIII), was developed by Celldex Therapeutics and is now partnered with Pfizer.

“Data from the 40 evaluable patients in ACTIVATE and ACT II continue to suggest that vaccination with CDX-110 may be able to improve time to tumor recurrence and overall survival when used in patients with newly-diagnosed GBM.  These data also continue to suggest that tolerability and side effects associated with CDX-110 are minimal.  These results are very encouraging and we look forward to the results from the ongoing multi-center ACT III Phase 2 study,” said John H. Sampson, MD, PhD, Associate Deputy Director of The Preston Robert Tisch Brain Tumor Center at Duke University Medical Center.

ACTIVATE Results:

In this single arm Phase 2 study, 18 patients with newly diagnosed and optimally resected EGFRvIII-positive GBM received CDX-110 as a monotherapy following completion of chemoradiation with concurrent temozolomide.  Median overall survival (OS) was 26 months and median time to progression (TTP) was 14.2 months. Additionally, three patients remain without relapse more than 4 years from surgery and continue to receive the vaccine within the clinical trial.

ACT II Results:

In this single arm Phase 2 study, 22 patients with newly diagnosed and optimally resected EGFRvIII-positive GBM received CDX-110 in combination with maintenance temozolomide after having completed chemoradiation with concurrent temozolomide. Median time to progression (TTP) is 15.2 months and three patients continue without relapse after more than two years. Results to date from this ongoing study estimate median overall survival to be 23.6 months (data are not yet final). In addition, and in line with preclinical data that suggested the combination with temozolomide could augment immune responses, patients show robust serological evidence of an immune response against EGFRvIII.

Efficacy data from both ACTIVATE and ACT II compare favorably to data for a historical control group of 17 patients, matched for EGFRvIII expression, extent of resection and performance status (Median TTP: 6.3 months; Median OS: 15.0 months). In both studies, CDX-110 was generally well tolerated with local injection site reactions being the most commonly reported toxicity.

Additional Results:

In addition, preliminary data from a pilot study in a small number of patients with newly diagnosed GBM will be  presented. In this study, CDX-110 was given in combination with daclizumab, an antibody that blocks suppressive T cells, to determine whether this combination could further augment immune responses.  This data will be presented in a poster session on Sunday, May 31 from 8:00am — 12:00pm EDT.

ACT III, a multicenter, single-arm Phase 2 clinical trial in GBM in which all patients will receive CDX-110 in combination with maintenance temozolomide, is ongoing.  Total enrollment is expected to be approximately 60 patients. In addition, Pfizer and Celldex are working on the design of a randomized Phase 2 study in GBM to compare CDX-110 plus standard of care to standard of care alone.

About CDX-110 (PF-04948568)

CDX-110 is an investigational immunotherapeutic vaccine that targets the tumor-specific molecule epidermal growth factor receptor variant III (EGFRvIII). EGFRvIII is a mutated form of the epidermal growth factor receptor (EGFR) that is only expressed in cancer cells and not in normal tissue and is a transforming oncogene that can directly contribute to cancer cell growth. It is reported to be present in 25-40 percent of GBM tumors.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

About Pfizer Oncology

Pfizer Oncology is committed to the discovery, investigation and development of innovative treatment options for cancer patients worldwide.  Our robust pipeline consists of 21 biologics and small molecules in clinical development across four scientific platforms — anti-angiogenesis, signal transduction, immune-oncology, and cytotoxic potentiators.  Pfizer Oncology has over 200 clinical trials including robust Phase 3 programs in renal cell carcinoma, prostate cancer, non-small cell lung cancer, metastatic breast cancer, colorectal cancer, and hepatocellular carcinoma.

By working collaboratively with academic institutions, researchers, governments, and licensing partners, Pfizer Oncology strives to transform treatment by targeting the right drug for the right patient at the right time.

For more information, please visit www.Pfizer.com.

Pfizer Inc: Working together for a healthier world™

Founded in 1849, Pfizer is the world’s premier biopharmaceutical company taking new approaches to better health.  We discover, develop, manufacture and deliver quality, safe and effective prescription medicines to treat and help prevent disease for both people and animals.  We also partner with healthcare providers, governments and local communities around the world to expand access to our medicines and to provide better quality health care and health system support.  At Pfizer, more than 80,000 colleagues in more than 90 countries work every day to help people stay happier and healthier longer and to reduce the human and economic burden of disease worldwide.

PFIZER DISCLOSURE NOTICE:

 The information contained in this release is as of May 30, 2009. Pfizer assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about a product candidate, CDX-110, including its potential benefits, that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the uncertainties inherent in research and development; decisions by regulatory authorities regarding whether and when to approve any drug applications that may be filed for such product candidate as well as their decisions regarding labeling and other matters that could affect its availability or commercial potential; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its reports on Form 10-Q and Form 8-K.

CELLDEX DISCLOSURE NOTICE: The information contained in this release is as of May 30, 2009. Celldex assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains information about a product candidate, including its potential benefits, that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the uncertainties inherent in research and development; decisions by regulatory authorities regarding whether and when to approve any drug applications that may be filed for such product candidate as well as their decisions regarding labeling and other matters that could affect its availability or commercial potential; decisions by Pfizer concerning the timing, scope and progress of research, development and commercialization of the product candidate, which decisions are outside of our control; and competitive developments.

A further description of risks and uncertainties can be found in Celldex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its reports on Form 10-Q and Form 8-K.

CELLDEX CONTACT:

Thomas Davis, Chief Medical Officer of Celldex Therapeutics,

Inc., +1-908-454-7120; or Dan Budwick of BMC Communications Group,

+1-973-271-6085, dbudwick@bmccommunications.com/

PFIZER CONTACT:

Jack Cox

212-733-5017

http://www.celldextherapeutics.com

http://www.Pfizer.com /